LASER VIDEODISC SUBLICENSE

                         DEAL MEMORANDUM

                      as of October 1, 1995



PIONEER ENTERTAINMENT (USA) L.P.
2265 East 220th Street
Long Beach, California 90801-5782

Ladies and Gentlemen:

This Memorandum sets forth the principal terms and conditions of the agreement between LIVE Film and Mediaworks Inc. ("LIVE") and Pioneer Entertainment (USA) L.P. ("PIONEER") regarding a license from LIVE to PIONEER to manufacture during the Term, and to distribute and sell, during the Term and Sell-Off Period, Laser Videodiscs embodying Programs in the Territory (as such capitalized terms are hereinbelow defined), subject to and in accordance with the following terms and conditions:

A.       PARTIES:  LIVE and PIONEER.

B.       DATE OF AGREEMENT:  As of October 1, 1995.

C. PROGRAMS: For purposes of this Agreement, "Programs" shall be defined as and shall consist of the following:

         (1) Catalog Programs, which refers to any and all motion pictures or other programs which LIVE or its affiliates first made available for sale or rental in the Territory prior to the date of this Agreement in the one-half inch (1/2") NTSC videocassette format or in any of the Reserved Disc Formats (as defined in Paragraph D. below) with English soundtrack (or original foreign language soundtrack with English subtitles) under any of the tradenames, trademarks or label identifications designated in subparagraph C(3) below, and with respect to which LIVE owns or controls all the rights being granted by LIVE to PIONEER hereunder; and,

         (2) New Release Programs, which refers to any and all motion pictures or other programs which LIVE or its affiliates shall first make available for sale or rental to the general public in the Territory during the Term of this Agreement in the one-half inch (1/2") NTSC videocassette format or in any of the Reserved Disc Formats (as defined in Paragraph D. below) with English soundtrack (or original foreign language soundtrack with English subtitles) under any of the tradenames, trademarks or label identifications designated in subparagraph C(3) below, and with respect to which LIVE owns or controls, or shall, during the Term hereof, own or control all the rights being granted by LIVE to PIONEER hereunder, except as provided in Paragraph C. (4) below.

         (3) Designated Labels: Notwithstanding anything to the contrary contained herein, but subject to all other restrictions and limitations on or to the rights herein granted to PIONEER, LIVE is only licensing to PIONEER hereunder the right to embody in Laser Videodiscs those Programs embodied in English language
(or original foreign language soundtrack with English subtitles) videocassettes which LIVE either released and distributed in the Territory prior to the date of this Agreement or will release and distribute during the Term hereof under any of the following tradenames, trademarks or label identifications: LIVE Home Video, Carolco Home Video, Family Home Entertainment, Avid Home
Entertainment, Vestron Video.  Vestron Video International,
Vestron Pictures, Vestron Music, Lightning Video, Lightning Video
International, and Children's Video Library, or any successor tradenames, trademarks or label identifications under which LIVE shall release all or substantially all of the motion pictures which LIVE previously released under any of the above designated tradenames, trademarks or label identifications. As of the date of this Agreement, the above designated tradenames, trademarks, and label identifications constitute all the tradenames, trademarks and label identifications currently being used by LIVE and its affiliates. Upon PIONEER'S request, LIVE shall undertake to inform PIONEER of the Catalog Programs currently available under each of the above designated tradenames, trademarks or label identifications, together with the date of the expiration of LIVE'S rights with respect thereto. Not withstanding anything to the contrary contained herein, PIONEER's rights hereunder with respect to any Catalog Programs previously released by LIVE under the Vestron Video or associated labels are expressly subject to the rights, if any, of Image Entertainment, Inc. ("Image") pursuant to that certain agreement between LIVE, as successor-in-interest to Vestron, Inc. and Image dated November 30, 1987, as amended and supplemented (the "Image Agreement"). LIVE has furnished to PIONEER a copy of the Image Agreement. Upon
PIONEER's request, LIVE shall undertake to inform PIONEER of the rights, if any, Image has with respect to any particular Catalog
Program previously released by LIVE under the Vestron Video or associated labels pursuant to the Image Agreement.

         (4) Excluded Programs. Notwithstanding anything to the contrary contained herein, in the event LIVE obtains Laser Videodiscs rights to a substantial number of motion pictures or other programs from a third party (either by acquisition of, merger or consolidation with the third party by LIVE, or by way of any licensing or distribution arrangement between LIVE and the third party, or otherwise), then such motion pictures and other programs shall not be deemed Programs hereunder. However, if the Laser Video disc distribution rights for the Territory to any or all of such Programs shall become available during the Term for licensing to any third party (other than pursuant to any licensing or distribution arrangement(s) which were contractually committed as at the time of LIVE'S acquisition of such Programs), then PIONEER shall have the right of first negotiation and "matching" last refusal (each for a period of ten days unless the party shall mutually agree otherwise) before LIVE shall have the right to license the Laser Video disc distribution rights to any or all such Programs to any non-affiliated, independent third party during the Term of this Agreement. Not withstanding anything to the contrary contained herein, Excluded Programs shall not be deemed to include the acquisition by LIVE of individual Programs during the ordinary course of LIVE'S business.

D.       AUTHORIZED LANGUAGES:

              1. English (either the original English soundtrack version, or, if applicable, the original foreign language version with either dubbed English soundtrack or English subtitles); and

              2. Spanish (either the original English or non-Spanish soundtrack version with Spanish sub-titles or, if applicable, the original Spanish soundtrack version); and

              3. French (either the original English or non-French version with French dubbed soundtrack or, if applicable, the original French soundtrack version).

In no event however shall the language version of the Program which PIONEER shall release hereunder differ from the language version of such Program as released by LIVE.

E.       AUTHORIZED FORMATS:  Laser Videodiscs only.  As used herein,
"Laser Videodiscs" shall refer only to eight-inch (8") or twelve-inch (12") NTSC videodiscs in the analog (non-digital) video laser optical format used by PIONEER as of July 12, 1988 together with any improvements and enhancements to such formats which have been made since July 12, 1988 through the date of this Agreement (e.g., AC-3 and digital sound) or, subject to LIVE'S approval which LIVE will not unreasonably withhold, which may be promulgated in the future provided such formats, notwithstanding any such future improvements or enhancements shall, in LIVE'S reasonable determination, remain separate and distinct formats from the Reserved Disc Formats (as hereinafter defined). For the avoidance of doubt, Laser Videodiscs shall not include the MPEG-1
(Video CD), MPEG-2 (Digital Video Disc) or CD-Rom formats or any other similar or dissimilar disc formats as such formats are promulgated as of the date of this Agreement or as such formats may be promulgated in the future ("Reserved Disc Formats"); it being understood and agreed that LIVE reserves the unfettered right to manufacture, distribute, sell and otherwise exploit, and to authorize others to manufacture, distribute, sell and otherwise exploit, any or all of the Programs embodied in any or all of the Reserved Disc Formats at any time and anywhere in the universe.

F. TERRITORY: United States, provided, that (1) Puerto Rico and other territories, possessions or commonwealths of the United States, (2) any military bases of the United States wherever located throughout the world, and (3) Canada, shall be included in the Territory with respect to each Program only if and to the extent LIVE owns or controls the right to distribute and sell Laser Videodiscs of such Program in such territories, possessions, commonwealths, military bases or countries: provided further, that LIVE shall notify PIONEER if it does not own or control such rights before its delivery of such Program to PIONEER. At no time will PIONEER exploit or authorize the exploitation of Laser Videodiscs embodying the Programs outside of the Territory except as may be authorized by the appropriate rights holder pursuant to a separate agreement. PIONEER shall undertake and perform any and all actions (short of commencing any lawsuit) which are reasonably necessary or desirable (including any such actions as may be reasonably required or desired by LIVE) to prevent the transhipment of Laser Videodiscs embodying the Programs outside of the Territory and PIONEER shall refrain from any and all actions which do or may likely cause or result in the transhipment of Laser Videodiscs outside of the Territory. Without limiting the generality of the foregoing, PIONEER shall not transact any business with any person or entity that PIONEER knows or has reason to know is engaged in the transhipment of Laser Videodiscs outside of the Territory. LIVE shall undertake and perform any and all actions (short of commencing any lawsuit) which are reasonably necessary or desirable (including any such actions as may be reasonably required or desired by PIONEER) to prevent the transhipment of Laser Videodiscs into the Territory.

 G. TERM: Starting on October 1, 1995 and ending on the earlier of (i) the last day of the calendar quarter during which all advances paid to LIVE pursuant to Paragraph K. below are recouped in full, or (ii) the latter of (x) the date which is ninety (90) days following the "release date of the 54th New Release Program" as hereinafter defined, and (y) September 30, 1998. As used herein, the "release date of the 54th New Release Program" shall refer to the date upon which LIVE shall first make the fifty-fourth (54th) New Release Program hereunder available for sale or rental to the general public in the Territory by means of 1/2"
NTSC videocassettes or any of the Reserved Disc Formats.
Notwithstanding anything to the contrary contained herein, Pioneer shall have no rights hereunder with regards to any New
Release Program which LIVE shall make available for sale or rental in the Territory concurrently or after the release date of the 54th New Release Program; provided, however, if one or more
New Release Programs are released concurrently with the release of the 54th New Release Program, whichever of such New Release
Programs is determined by PIONEER to be the "lead" title, will be considered to be the 54th New Release Program.

         (1) Right to Terminate Particular Programs. LIVE may at any time terminate the rights granted to PIONEER hereunder with respect to any Program if either: (a) LIVE's right to manufacture, distribute or sell Laser Videodiscs embodying such Program expire or are terminated; (b) if in LIVE's judgment such termination is prudent to minimize the possible damage from any pending or threatened claim, demand, action or proceeding; or (c) for any other reason, including marketing reasons, causing LIVE to cut-out or place on moratorium the distribution in the Territory, or any part thereof, of 1/2 " NTSC videocassettes of the English language version of such Program from LIVE's distribution at the Wholesale Level; provided, however, LIVE represents that it has no intention to cause Programs to be cut-out or place on moratorium strictly for marketing reasons on a regular or frequent basis or as part of a strategy common to its marketing of all Programs. LIVE's termination of any Program pursuant to the foregoing provisions shall not constitute a breach of LIVE's obligations hereunder and shall not affect any Laser Videodiscs embodying such Program sold by PIONEER prior to the date of such termination. At LIVE's written request, PIONEER will as soon as practicable cease advertising, promoting or offering for sale Laser Videodiscs embodying such Program and shall return to LIVE or its designee any and all Laser Videodiscs embodying such Program and all advertising, labels and promotional materials relating to such Program which are then in the possession, custody or control of PIONEER. At LIVE's written request, PIONEER will also revise its advertising and promotional materials to indicate that Laser Videodiscs embodying such Program are no longer available, provided LIVE shall reimburse
PIONEER for all direct, out-of-pocket, reasonable costs actually paid by PIONEER in connection therewith. Upon LIVE's written request, PIONEER will discontinue fulfilling existing orders or orders which may be in the process of transmittal to PIONEER for Laser Videodiscs embodying such Program. Upon return to LIVE of all Laser Videodiscs embodying such Program, LIVE will reimburse PIONEER for its actual cost of manufacturing (i.e., pressing and packaging) the Laser Videodiscs so returned plus the cost of shipping and handling. If during the Term hereof, LIVE shall elect to reactivate a Program which LIVE previously cut-out or placed on moratorium, then PIONEER shall again have the right to distribute or re-distribute, as the case may be, Laser Video discs embodying such Program. Notwithstanding anything to the contrary herein contained, LIVE shall not be responsible to reimburse PIONEER's costs in respect to any Program with respect to which LIVE exercises its right of termination as a result of the expiration, during the Term of this Agreement, of the term of LIVE's home video distribution rights in and to and with respect to that Program. After PIONEER notifies LIVE in writing of its desire to schedule the Laser Videodisc release of a particular Program, LIVE will, in a timely fashion, inform PIONEER of the date upon which the term of LIVE's home video rights to that Program will expire.

H. SELL-OFF PERIOD: PIONEER shall not manufacture any quantity of Laser Videodiscs in excess of the amount reasonably required by PIONEER to fill orders actually received by PIONEER during the Term or reasonably anticipated to be received by PIONEER during the Term. At the end of the Term, PIONEER shall give LIVE or its designee the opportunity to purchase any or all of PIONEER's then-existing inventory of Laser Videodiscs and any or all packaging, labels, advertising, promotional and publicity materials related thereto at PIONEER's actual cost of manufacturing (i.e., pressing and packaging) thereof plus the cost of shipping and handling such Laser Videodiscs and/or materials to LIVE or its designee. During the twelve (12) month period immediately following the end of the Term, PIONEER will have the non-exclusive right to sell-off any inventory of Laser
Videodiscs which LIVE chooses not to purchase pursuant to the foregoing provisions. At the end of said twelve (12) month sell-off period, PIONEER will erase or destroy any and all remaining copies of Laser Videodiscs and shall furnish to LIVE with an affidavit from an officer of PIONEER confirming that all Laser
Videodiscs have been erased or destroyed.

I. RIGHTS LICENSED: Subject to the condition precedent that PIONEER has satisfied and performed each and every one of PIONEER's material duties and obligations pursuant to the terms of this Agreement, LIVE grants to PIONEER the exclusive right, license and privilege to manufacture Laser Videodiscs embodying the Programs during the Term and in the Territory, and the right to advertise, sell, lease, rent, distribute and otherwise market and exploit such Laser Videodiscs at the "Wholesale Level" and "Direct Consumer Level" in the Territory on an exclusive basis during the Term and on a non-exclusive basis during the Sell-off Period, subject to and in accordance with all the terms and conditions of this Agreement. Subject to the rights of use and to the extent of such rights owned or controlled by LIVE, PIONEER will have the non-exclusive right during the Term and Sell-off Period and in the Territory, to use in any medium, LIVE's tradenames, trademarks and label identifications designated in subparagraph C(4) above, and the names, likenesses and voices of the principal performers and other persons who have rendered services in connection with the works and performances embodied in the Programs, and biographical material concerning them, for advertising purposes solely in connection with the distribution of Laser Videodiscs embodying the Programs pursuant to this Agreement.

         (1) "Wholesale Level" means the level of distribution at which Laser Videodiscs are initially distributed by PIONEER to wholesalers, retailers, rack jobbers or other customers through traditional channels of distribution for ultimate sale or rental to the retail consumer. The Wholesale Level excludes the Direct Consumer Level.

         (2) "Direct Consumer Level" means the level of distribution at which Laser Videodiscs are distributed directly by PIONEER to the retail consumer, including, but not limited to, sales through any direct response distribution method such as any direct mail or mail order distribution, telephone order, any "Club Plan" (as hereinafter defined), home shopping networks, "800" and "900" numbers, infomercials and similar methods of "order" distribution. A "Club Plan" shall refer to the distribution at the Direct Consumer Level of Laser Videodiscs (a) under a plan or arrangement through which a subscriber thereto is obligated to purchase a number of Laser Videodiscs within a specific period of time or a plan under which Laser Videodiscs are shipped automatically to customers at specific intervals, or a combination thereof, (b) under a plan or arrangement through which a subscriber (who may or may not have any obligation to purchase a specific number of Laser Videodiscs within a specific period of time) shall purchase Laser Videodiscs on a positive option basis (i.e., no automatic shipments), and (c) through PIONEER's direct mail club presently referred to as "PIONEER's Laserdisc Fan Club". PIONEER is currently party to an agreement with Columbia House dated April 7, 1993 ("Columbia House
Agreement") pursuant to which PIONEER has granted to Columbia
House a non-exclusive license to sell Laser Videodiscs embodying the Programs during the Term throughout the Territory at the Direct Consumer Level only through Club Plans. The term of the Columbia House Agreement shall expire on September 30, 1995.
PIONEER will not renew, extend or replace the Columbia House Agreement without LIVE's prior written consent, which consent
LIVE shall not unreasonably withhold, if and to the extent any such renewal, extension or replacement agreement will cover any or all of the Programs licensed hereunder. Even if LIVE shall consent to PIONEER's renewal, extension or replacement of the Columbia House Agreement, the term of such agreement shall expire no later than upon the expiration or termination of the Term of this Agreement. If PIONEER shall renew, extend or replace the Columbia House Agreement with LIVE's prior consent, then PIONEER agrees that fifty percent (50%) of any and all monies, including advance payments (which if received by PIONEER in consideration of a grant of rights in and to the Programs together with other motion pictures shall be fairly and reasonably allocated by PIONEER amongst the Programs and such other motion pictures), and royalties which are received by or credited to the account of PIONEER from Columbia House pursuant to the any approved extension, renewal or replacement of the Columbia House Agreement (excluding any monies which Columbia House pays to PIONEER in reimbursement for the pressing and packaging cost customarily charged by PIONEER for Laser Videodiscs plus shipping and handling) will be credited to LIVE's account hereunder and paid to LIVE as and when due hereunder.

         (3) Limitation and Reservation of Rights. The rights hereby granted to PIONEER shall be limited solely and exclusively to the home use, non-public exhibition of Laser Videodiscs in private homes and residences where no admission fee is charged. Without limiting the specificity of the preceding sentence, the rights hereby granted to PIONEER shall not include any rights with respect to, inter alia, any form of theatrical exhibition, nontheatrical exhibition, public performance and/or any form of exhibition of any kind or character whatsoever, whether public or private, which is delivered, in whole or in part, by means of any broadcast transmission, microwave transmission, cable transmission, satellite transmission or any other remote signal transmission, whether now known or hereafter devised, including, but not limited to, any form or method or manner of free television, pay television, cable television and/or high definition television, transmission over the Internet, on-line services, telecommunications, coaxial or fiber optic cable or any similar means of delivery of any kind or character whatsoever. Notwithstanding anything to the contrary contained herein, PIONEER shall not without obtaining the express written approval of LIVE in each and every instance, have the right to secure arrangements pursuant to which Laser Videodiscs embodying the Programs may be sold (a) where a commercial sponsor pays a royalty, fee or other remuneration to receive the benefit of being identified as a sponsor by logo or otherwise on the outer packaging of such Laser Videodiscs or by being so identified within the motion picture or program embodied therein, or before or after the main titles or end credits therein ("Sponsorships") or (b) to a purchaser (including PIONEER and its affiliates) for the purpose of selling or giving away, or offering to sell or give away, such Laser Videodiscs as an inducement or incentive to buy or use that purchaser's other goods or services, whether or not such Laser Videodiscs are packaged together with such purchaser's other goods or services ("Commercial tie-ins" or "Premiums"); it being expressly understood and agreed that LIVE shall reserve the right to make, or to authorize others, including, but not limited to PIONEER and its affiliates, to solicit and secure the type of arrangements described in (a) and
(b) above. Except to the extent otherwise expressly provided to the contrary herein, all rights, title, licenses, privileges and interests of each and every kind and character whatsoever, in and to and with respect to any and all Programs and each and every element therein and thereof, and in and to and with respect to all trademark interests and copyright interests and other rights therein and thereto, and in and to and with respect to any and all materials of any kind whatsoever furnished by or under the authority of LIVE to PIONEER pursuant to this Agreement, whether tangible or intangible, whether now in existence or hereafter created or discovered, whether or not competitive with the rights, licenses and privileges granted to PIONEER pursuant to this Agreement, are and shall be and shall remain, as between PIONEER and LIVE, entirely reserved to and owned and controlled by LIVE and are and shall be deemed the sole and exclusive property of LIVE, in all respects and in all languages formats, uses and media throughout the universe, for the sole and exclusive use or other exploitation or disposition by LIVE, its successors, licensees and assigns, and each and every of such rights, title, licenses, privileges and interests may be exercised and utilized and conveyed and exploited by LIVE, its successors, licensees and assigns, concurrently herewith or at any time hereafter, without any limitation or restriction of any kind whatsoever, without obligation to PIONEER, and without regard to the extent to which any such rights may be competitive with PIONEER and the rights, licenses and privileges granted to PIONEER pursuant to this Agreement.

         (4) Label Designation, The Laser Videodiscs of each Program will be released by PIONEER on the same label as LIVE releases the English language version 1/2" NTSC videocassettes of such Program unless LIVE shall designate otherwise. PIONEER will have the right to use its name and trademark (always following the words: "Exclusively distributed by..." or a designation similar thereto approved by LIVE) in advertising, publicity, promotional materials and packaging relating to the Laser Videodiscs in such size, manner, position and type as LIVE shall approve, which such approval LIVE will not unreasonably withhold so long as the proposed usage is within customary trade practices, but in no event shall PIONEER's name and trademark be more prominently displayed than LIVE's name and trademark thereon.

         (5) Catalog Availability. All Programs released by PIONEER pursuant to this Agreement period will remain active in PIONEER's catalog throughout the Term and Sell-Off Period unless LIVE terminates PIONEER's rights with respect to any particular
Program pursuant to G(1) above. In this connection, PIONEER agrees that during the Term it will at all times maintain an inventory of finished goods of each title it releases as is reasonably necessary to fulfill all orders which PIONEER will likely receive for such title during the next ninety (90) days. Additionally, PIONEER agrees that it will not at any time, during the Term and Sell-Off Period, sell or otherwise dispose of any inventory of Laser Videodiscs as distress goods, at close-out prices, or for salvage value at less than PIONEER's then prevailing wholesale prices for comparable titles, without the express written consent of LIVE in each and every instance. The foregoing restrictions on the disposition of the Programs shall not be applicable during the Sell-Off Period. Upon the expiration or termination of the Term, all reproduction materials previously furnished by LIVE or made by or under the authority of PIONEER relating to the Programs (e.g., masters, artwork, etc.)
which are in the possession, custody or control of PIONEER will be returned to LIVE at PIONEER's expense.

J.       PIONEER'S RELEASE OBLIGATIONS:

         (1) Catalog Programs. Upon's PIONEER's request, LIVE will undertake to inform PIONEER of all Catalog Programs then-currently available for distribution by means of Laser Videodiscs by PIONEER pursuant to this Agreement. LIVE shall have the right, at any time during the term, to request PIONEER to release
Laser Videodiscs of any specific Catalog Program not theretofore released by PIONEER. In the event that PIONEER shall fail to release any Catalog Program which LIVE has specifically requested to be released within one hundred twenty (120) days following
PIONEER's receipt of the elements (e.g., technically acceptable master) essential to PIONEER's ability to manufacture Laser
Videodiscs of such Catalog Program, then such Catalog Program shall be excluded from this Agreement and PIONEER shall have no rights in such Catalog Program whatsoever, and LIVE shall have the absolute right to license such Catalog Program to any person or entity and/or otherwise to exploit Laser Videodiscs embodying such Catalog Title without any notice or compensation due
PIONEER. In no event, however, shall LIVE request PIONEER to release more than one (1) Catalog Program during any calendar month .

         (2) New Release Programs. Unless LIVE shall request otherwise, PIONEER shall release Laser Videodiscs of each and every New Release Program upon the earliest date (but in no event sooner) on which LIVE shall initially release the same new release Program in the Territory with English soundtrack (or with its original foreign language soundtrack with English sub-titles) in either the 1/2" NTSC videocassette format or in any of the Reserved Disc Formats ("first release date"). If PIONEER fails, refuses or is unable to release Laser Videodiscs of any New Release Program on the First Release Date (except pursuant to LIVE'S request), and such failure continues for a period of ninety (90) days or more after PIONEER's receipt of written notice of such failure, then PIONEER shall not be deemed to be in breach of this Agreement but such New Release Program shall be automatically excluded from this Agreement, PIONEER shall have no rights in such New Release Program whatsoever, and LIVE shall have the absolute right to exploit or authorize others to exploit Laser Videodiscs embodying such New Release Program without further notice or compensation due PIONEER.

K.       ADVANCE:  $4,600,000 which PIONEER shall pay to LIVE in two
(2) equal installments payable as indicated below, which LIVE shall accept as a non-returnable advance chargeable against and recoupable, on a cross-collateralized basis, from all royalties earned by LIVE hereunder with respect to sales of Laser
Videodiscs embodying the Programs. The first installment of $2,300,000 shall be due on execution of this Agreement and the second installment of $2,300,000 shall be due on or before January 1, 1997; provided, however, the due date for the second installment shall be accelerated one day for each day between October 1, 1995 and the date of LIVE's actual receipt of the first installment. Notwithstanding the foregoing, the amount of the second installment shall be reduced if and to the extent of the amount of royalties, if any, earned and received by LIVE under this Agreement in excess of $2,300,000 during the time between payment of the first and second installments. The
Advance is a minimum net sum due LIVE and may not be set-off for any reason nor may any taxes or charges of any kind be deducted from it.

L.       ROYALTIES:

         (1) Royalty Rates/Minimum Royalty Amounts. Subject to the most favored nations provisions in Paragraph N below, with respect to each Program, PIONEER shall pay to LIVE the greater of either (a) the royalty calculated by applying the applicable percentage royalty rate to the Gross Receipts attributable to each Program; it being understood and agreed that the applicable royalty rate increases shall only apply prospectively, or (b) the minimum royalty calculated by applying the applicable minimum royalty amount to the number of Laser Videodiscs embodying each Program sold and not returned, pursuant to either (A), (B) or (C) below, as applicable. Set forth on Exhibit "A" annexed hereto and by its reference made a part hereof, is a listing of all Laser Videodiscs embodying Catalog Programs with respect to which PIONEER or its affiliates have combined sales of more than ten thousand (10,000) but less than or equal to twenty five thousand (25,000) units (net of returns) as of the date of this Agreement. Set forth on Exhibit "B" annexed hereto and by its reference made a part hereof, is a listing of all Laser Videodiscs embodying Catalog Programs with respect to which PIONEER or its affiliates have combined sales twenty five thousand (25,000) units or more
(net of returns) as of the date of this Agreement.

              (A) Catalog Programs Not Listed on Exhibits "A" or "B" and New Release Programs:

                        1.  Royalty:

Cumulative Sales Level         Royalty Rate      Level of Distribution
(units sold per Program
during the Term and not
returned)

1 - 5,000                            25%    Wholesale and Direct Consumer Level
5,001 - 20,000                       30%    Wholesale and Direct Consumer Level
20,001 - 35,000                      35%    Wholesale and Direct Consumer Level
35,001 - 50,000                      37.5%  Wholesale and Direct Consumer Level
50,001+                              40%    Wholesale and Direct Consumer Level

                        2.  Minimum Royalty Amount:

Amount                                     No. of Sides

$3.75                                  1 sided Laser Videodisc
$4.50                                  2 sided Laser Videodisc
$5.25                                  3 sided Laser Videodisc
$6.00                                  4 (or more) sided Laser Videodisc

              (B)  Catalog Programs Listed on Exhibit "A":

                        1.  Royalty:

Cumulative Sales Level         Royalty Rate      Level of Distribution
(units sold per Program
during the Term and not
returned)

1 - 20,000                           30%    Wholesale and Direct Consumer Level
20,001 - 35,000                      35%    Wholesale and Direct Consumer Level
35,001 - 50,000                      37.5%  Wholesale and Direct Consumer Level
50,001+                              40%    Wholesale and Direct Consumer Level

                        2.  Minimum Royalty Amount:

Amount                                     No. of Sides

$3.75                                  1 sided Laser Videodisc
$4.50                                  2 sided Laser Videodisc
$5.25                                  3 sided Laser Videodisc
$6.00                                  4 (or more) sided Laser Videodisc

              (C)  Catalog Programs Listed on Exhibit "B":

                        1.  Royalty:

Cumulative Sales Level         Royalty Rate      Level of Distribution
(units sold per Program
during the Term and not
returned)

1 - 35,000                           35%    Wholesale and Direct Consumer Level
35,001 - 50,000                      37.5%  Wholesale and Direct Consumer Level
50,001+                              40%    Wholesale and Direct Consumer Level

                        2.  Minimum Royalty Amount:

Amount                                     No. of Sides

$3.75                                  1 sided Laser Videodisc
$4.50                                  2 sided Laser Videodisc
$5.25                                  3 sided Laser Videodisc
$6.00                                  4 (or more) sided Laser Videodisc

         (2) "Gross Receipts" shall refer to and shall consist of any and all monies and other consideration received or earned by or credited to PIONEER and its affiliate and any sublicensees approved by LIVE with respect to each Program, from the exercise of PIONEER's rights pursuant to the terms of this Agreement without deductions of any kind whatsoever except for the deduction of any Laser Videodiscs of such Program physically returned to PIONEER by its customers for which PIONEER has issued credits to such customers; provided, however, the deduction for the number of actual returned Laser Videodiscs (excluding defectives) of each Program shall in no event exceed twenty percent (20%) of the Gross Sales attributable to that Program.
For purposes hereof, the term "affiliate" as used in the preceding sentence shall not be deemed to include any affiliate of PIONEER which duplicates, manufactures, packages or renders related laboratory services in respect of Laser Videodiscs, it being understood and agreed that the payments made by PIONEER to any such related company in consideration for their duplication, manufacturing, packaging and related laboratory services shall not be included in Gross Receipts hereunder, nor PIONEER's Laserdisc Fan Club so long as it purchases Laser Videodiscs embodying Programs from PIONEER at the same prices which PIONEER charges to other customers in a similar class of trade, it being understood and agreed that the monies which PIONEER's Laserdisc Fan Club receives from its resale of such Laser Videodiscs to its customers shall not be included in Gross Receipts hereunder. Notwithstanding anything to the contrary contained herein, only sales, use and other taxes collected by PIONEER from its customers and paid by PIONEER to the relevant taxing authorities may be deducted from the Gross Receipts in calculating the royalty payable to LIVE hereunder.

         (3) Promotional Free Goods. Solely for promotional purposes, LIVE will permit PIONEER to furnish Laser Videodiscs on a no-charge basis to critics, reviewers, publishers, motion picture companies, radio and television stations and other customary recipients of promotional "free goods" for which LIVE will not receive any royalty; provided, however, PIONEER agrees that, with respect to each and every Program, the number of Laser Videodiscs given away as "free" promotional goods, excluding any promotional copies which PIONEER furnishes to LIVE, during each accounting period will not exceed two percent (2%) of the Gross Receipts during that accounting period attributable to such Program. For purposes of computing any amounts due LIVE, any shipments of Laser Videodiscs in excess of said limitation will be considered as if sold at not less than the average gross wholesale price for the Laser Videodiscs of such Program during the accounting period in which such excess shipments are made. All promotional free goods shipped by PIONEER will be clearly and prominently marked: "Promotional Goods. Not for Sale or Rental."

M. ACCOUNTING/RECOUPMENT OF ADVANCE: PIONEER will mail to LIVE a detailed statement as of March 31, June 30, September 30 and December 31 in each year within forty-five (45) days after each such date, and all royalties earned by LIVE as of the close of such quarter-annual accounting period shall be paid to LIVE upon rendition of each statement after deducting any and all unrecouped advances having been paid to LIVE prior to the close of the applicable quarter-annual accounting period.

         (1) Books and Records. PIONEER will keep and maintain at its principal offices complete and accurate records of all financial transactions regarding each and every Program released by PIONEER pursuant to this Agreement in accordance with generally accepted accounting principles on a consistent, uniform and non-discriminatory basis throughout the Term. PIONEER will also keep and maintain complete and accurate copies of every statement from third parties, and all contracts, vouchers, receipts, computer records, audit reports, correspondence and other writings received from its customers and all other parties pertaining to each and every Program released by PIONEER pursuant to this Agreement.

         (2) Reserve For Returns. During each accounting period and with respect to each Program, PIONEER may withhold a reasonable reserve against subsequent returns which PIONEER shall establish in its sound business judgment based on its historical rate of returns but which in no event shall exceed twenty percent (20%) percent of the Gross Receipts of such Program during the applicable accounting period. All such reserves shall be liquidated no later than with the rendition of the statement rendered one (1) year following the statement on which such reserve was first maintained. LIVE'S account balance, including all reserves which are being held by PIONEER against LIVE's account, as of the date of this Agreement pursuant to the Laser
Videodisc Sublicense Deal Memorandum as of October 1, 1991 between them (or their respective affiliates or predecessors-in-interest) will be carried forward under this Agreement (and such previously held reserves shall be liquidated in accordance with the immediately preceding sentence); provided, however, any royalties earned by LIVE in respect of Laser Video disc sales made by PIONEER before October 1, 1995 shall be fully paid to LIVE as and when due in accordance with the aforesaid prior
Agreement and shall not be credited against any advances made by PIONEER to LIVE under this Agreement.

         (3) Audit Rights. Continuing until two (2) years after the latter of the end of either the Term or the Sell-Off Period, if any, LIVE may examine and copy on its own or through its representatives PIONEER's financial records regarding any or all of the Programs on at least thirty (30) days' advance written notice but no more frequently than once a year. The examination will be at LIVE's expense unless an underpayment of more than ten percent (10%) is uncovered, in which case PIONEER will pay the costs of examination on demand and receipt of documentation of costs.

N. MOST FAVORED NATIONS: In the event PIONEER shall enter during the Term hereof any licensing agreement or arrangement
(whether written or oral) with any non-affiliated third party pursuant to which PIONEER is granted exclusive Laser Videodisc distribution rights in the Territory (or at least the United
States) in and to fifty (50) or more motion pictures, and in the event any such agreement or arrangement contains any financial provisions (other than in respect of the amount of any recoupable advances being paid by PIONEER thereunder) including, without limitation, the royalty rates, minimum royalty amounts payable thereunder, any limitations or restrictions on any cross-collateralization between motion pictures licensed thereunder and/or the frequency of the rendition of accounting statements or royalty payments thereunder, which are more favorable to such non-affiliated third party than those contained in this Agreement, then PIONEER shall immediately notify LIVE of such more favorable financial provisions and LIVE shall have the right, but not the obligation, to modify this Agreement to include any of such more favorable provisions retroactively to the date upon which such more favorable provisions first become effective in any such third party agreement. PIONEER shall and does hereby agree to be bound by any such modifications which LIVE elects to make. No further document or written instrument between PIONEER and LIVE shall be necessary or required to effectuate such modifications. PIONEER shall provide LIVE or its designee with access to such third party agreements for the purpose of verifying the matters set forth in this Paragraph N except if and to the extent PIONEER is precluded from doing so by reason of any third party contractual restrictions placed upon PIONEER requiring PIONEER to keep the terms of such agreements confidential. At LIVE's request, PIONEER will provide LIVE with copies of any such third party contractual restrictions requiring such confidentiality.

O. BEST EFFORTS: PIONEER will use its best efforts and skill in the manufacture, advertising, promotion, distribution and exploitation of Laser Videodiscs embodying the Programs. Any and all costs paid or incurred by PIONEER or its authorized subdistributors relating to the mastering, manufacturing, packaging, selling, distributing, advertising, promoting or publicizing Laser Videodiscs hereunder shall be borne solely and exclusively by PIONEER on a non-recoupable basis.

P.       DELIVERY:

         (1) Delivery of Masters. LIVE shall use its best efforts to inform PIONEER of its release schedule (to the best of LIVE's knowledge) at least six (6) months in advance of the release of each New Release Program in order to enable PIONEER to determine whether it will release Laser Videodiscs embodying each such New Release Program pursuant to the terms of this Agreement; provided LIVE's failure to do so shall not constitute a breach hereunder. Within thirty (30) days of its receipt of each such release schedule, PIONEER shall use its best efforts to notify LIVE in writing of its election not to release Laser Videodiscs of any New Release Program first shown thereon, if applicable; provided PIONEER's failure to do so shall not constitute a breach hereunder nor PIONEER's election to release Laser Videodiscs of such New Program pursuant to the terms of this Agreement. Not less than two (2) months prior to LIVE's scheduled First Release
Date of any New Release Program which PIONEER has elected to release hereunder, LIVE shall deliver to PIONEER in the manner hereinafter provided either (a) a one inch (1") D2 digital videotape master if readily available (the "pan and scan" version, if readily available), or, if not readily available, (b) a one inch (1") analog videotape master or submaster of the best quality readily available (the "pan and scan" version, if readily available) and a three-quarter inch PCM audio tape (if readily available), in each case technically suitable for the reproduction of Laser Videodiscs, and (c) a reasonable quantity of color stills or transparencies (if readily available, and if not available, then in black and white) suitable for the preparation of packaging, advertising and promotional materials for such Program. With respect to each Catalog Program which PIONEER elects to release hereunder, LIVE shall deliver to PIONEER the materials described above in the manner hereinafter provided not less than three (3) months prior to the date PIONEER has scheduled to release Laser Videodiscs of such Catalog Program hereunder; provided PIONEER shall have given LIVE not less than four (4) months advance written notice of such release date. If PIONEER requests to be delivered hereunder materials for a Program which are not readily available to LIVE and LIVE must create or locate access to any additional film, videotape or sound elements of that Program for delivery to PIONEER hereunder, then PIONEER shall reimburse LIVE for its actual cost of creating such materials (plus five percent), or a reasonable charge for locating access to such materials, as applicable, on a non-recoupable basis; provided, however, that if LIVE shall elect to use any such additional film, videotape or sound elements in connection with its release or re-release of such Program in the one-half inch (1/2") NTSC videocassette format or in any of the Reserve Disc Formats, then LIVE shall reimburse PIONEER for seventy five percent (75%) of its payment to LIVE for such materials. The cost of creating the color separations for the laser videodisc jackets shall be borne solely by PIONEER on a non-recoupable basis. The cost of remastering any of the Programs, or adding enhancements to the masters of any of the Programs (e.g., THX Sound) shall be borne solely by PIONEER on a non-recoupable basis and LIVE shall have the free and unrestricted right to use or authorize other to use such materials in connection with its exploitation of the Programs, provided that LIVE hereby agrees to enter into any appropriate licenses or agreements with any Third Party rights holder which are generally required as a precondition to any person's use of any such enhancements and will pay any additional license fee or costs required thereunder.

         (2) Method of Delivery. Unless PIONEER and LIVE agree otherwise in writing, the delivery of each videotape master or submaster and audio tape shall at LIVE's election be accomplished either by providing PIONEER with laboratory access thereto or by loan of materials. If the latter, PIONEER will return each such master or submaster to LIVE or its designee within a reasonable time not to exceed thirty (30) days without LIVE's written permission following PIONEER's receipt thereof. PIONEER will reimburse LIVE for all shipping costs incurred by LIVE in the delivery of any materials provided to PIONEER on loan.

         (3) Requisite Approvals. If PIONEER does not use items as supplied by LIVE in connection with the duplication of Laser
Videodiscs, or the promotional, advertising and packaging and labeling materials relating thereto, then PIONEER will submit to LIVE samples of the items it desires to use and shall obtain
LIVE's prior written consent before using any such other items.

         (4) Duplication of Laser Videodiscs. The duplication of Laser Videodiscs embodying the Programs shall be performed by one or more laboratories designated by PIONEER (each individually referred to as a "Laboratory"). The costs of duplicating, manufacturing, storing, insuring, and shipping any an all Laser Videodiscs hereunder, shall be borne solely and exclusively by PIONEER on a non-recoupable basis. Each videotape master, submaster and any other film, sound, audio or video element or other materials relating to the Programs, including any enhancements thereto, created or used by or under the authority of PIONEER pursuant to this Agreement shall be held by each Laboratory in the name of LIVE, and shall be made available for use by LIVE or its designees provided LIVE or its designees, as applicable, shall be responsible for their laboratory charges, subject, however, to reasonable notice on the part of LIVE, and subject further, however, to the immediate duplication needs of PIONEER. On the first day of each month during the Term of this Agreement, PIONEER shall furnish to LIVE a written statement setting forth with respect to each Program released or to be released by PIONEER pursuant to this Agreement, among other things, the number of Laser Videodiscs ordered by PIONEER, the number of Laser Videodiscs produced by each Laboratory and the number of Laser Videodiscs delivered to PIONEER or to any other persons or entities at the request or direction of PIONEER. LIVE shall have the right to inspect each Laboratory and duplicating facility and to cause each Laboratory to adhere to LIVE's instructions with respect to matters of security involving the Laser Videodiscs, and/or with respect to matters of security involving the videotape masters, submasters or other materials used for the creation of the Laser Videodiscs, and/or with respect to the technical quality of the Laser Videodiscs produced by each Laboratory. In the event that LIVE, in its sole discretion, uses an anti-copying device (such as, for example, Macrovision), in connection with LIVE's distribution of 1/2"
NTSC videocassettes or Reserved Disc Formats of any or all of the Programs, and provided further that an anti-copying device or anti-copying protection technology is then currently available for Laser Videodisc application, then PIONEER shall, upon LIVE's written notice to PIONEER, and at PIONEER's sole cost and expense on a non-recoupable basis, use an anti-copying device or anti-copying protection technology in connection with PIONEER's distribution of Laser Videodiscs of such Programs. Prior to the distribution of any Laser Videodiscs embodying any Program, PIONEER shall furnish to LIVE, for the review and approval of LIVE, a one-half inch (1/2") viewing cassette duplicated from the master or submaster from which PIONEER intends to manufacture such Laser Videodiscs, as well as a descriptive listing of all locations in the Program where "chapter stops" have been placed. PIONEER will also send to LIVE a sample Laser Videodisc duplicated from said master or submaster (the "check disc") if PIONEER has elected, in its sole discretion, to make a check disc for a particular Program. If PIONEER has elected not to make a check disc for a particular Program, PIONEER will nevertheless make a check disc of a particular Program for LIVE if LIVE shall request such in writing and agree to reimburse PIONEER for its actual cost therefor. LIVE shall notify PIONEER in writing of LIVE's approval (or disapproval, in which event LIVE's objections shall be stated with reasonable specificity) of such cassette or, if applicable, check disc, within ten (10) business days after LIVE's receipt thereof, or it shall be deemed approved.

         (5) Cutting and Editing. Each and every Program shall be reproduced by PIONEER and embodied by PIONEER in Laser Videodiscs in their entirety and in the form delivered by LIVE. PIONEER shall not have the right to cut, edit, dub, time compress, time expand, compliment, supplement or in any way modify any Program without the express written consent of LIVE in each and every instance, except PIONEER shall have the right to add "chapter stops" provided LIVE has pre-approved the location of their placement within the particular Laser Videodisc. Unless PIONEER has obtained the prior written consent of LIVE, PIONEER shall not
(a) embody in Laser Videodiscs more than one Program and/or (b) embody in any Laser Videodiscs any other motion pictures, programs or programming, or trailers, commercials, advertising or any other materials unless either included in the videotape master or submaster furnished by LIVE to PIONEER or expressly approved by LIVE in writing, and/or (c) physically package together Laser Videodiscs of more than one Program, and/or (d) physically package together Laser Videodiscs of any Program together with Laser Videodiscs of other motion pictures, programs or programming or other products and/or (e) create or distribute Laser Videodiscs composed of trailers or excerpts of Programs for promotional purposes or otherwise. PIONEER shall not delete or alter the credits from the main credits or end titles of any Programs. Without limiting the foregoing, PIONEER's right to create, manufacture, sell and distribute during the Term, Laser Videodiscs embodying any version of a Program which has not theretofore been released by LIVE in English language 1/2" NTSC videocassettes including, without limitation, so-called "Special Edition Laser Videodiscs" shall be subject to LIVE's prior written consent in each such instance, which consent LIVE may withhold in its sole discretion. In each instance where LIVE shall consent to PIONEER's release of a Special Edition Laser Videodisc of any Program during the Term, it is the intention of the parties hereto to supplement this Agreement by a separate writing or document covering such Special Edition Laser
Videodisc; it being understood and agreed that only if and to the extent the terms and conditions of any such separate writing or document shall expressly or by necessary implication conflict with the terms and conditions in this Agreement, then the terms and conditions of such separate writing or document shall prevail but in all other respects, the terms and conditions in this Agreement applicable to the Programs shall also govern the respective rights, title, interests and obligations of the parties hereto with respect to each such Special Edition Laser Videodisc.

         (6) Preexisting Special Edition Laserdiscs. Nothing in this Agreement shall be deemed to alter or otherwise affect the respective rights and obligations of the parties hereto or their affiliates or predecessors-in-interest pursuant to any separate arrangements or agreements between them covering the Special Edition Laser Videodiscs of the following six (6) Programs which were initially released by PIONEER prior to the date of this
Agreement: "Terminator 2: Judgment Day Collector's Special Edition (Director's Cut)", "Basic Instinct", "Rambling Rose", "Platoon", "Glengarry Glen Ross", and "Bob Roberts" (collectively, the "Preexisting Special Edition Laser Videodiscs Agreements"). The parties hereby acknowledge that each of the aforesaid six (6) preexisting Special Edition Laser Videodiscs (collectively, the "Preexisting Special Edition Laser Videodiscs") incorporated various materials pertinent to the applicable Program contained in such Preexisting Special Edition Laser Videodisc including, without limitation, interview footage with members of the cast and crew, storyboards, textual information and other elements which were not included in the Programs when they were initially produced for theatrical release in the U.S. (collectively, the "Supplemental Materials"). For purposes of clarification, the following materials shall not be deemed to be part of the Supplemental Materials: (i) any material which was first photographed on film or recorded in magnetic videotape or other material which was generated in connection with the original production of the applicable Program which is the subject of the Preexisting Special Edition Laser Videodiscs, whether or not such material was included in the originally released version or any other preexisting version of such Program (e.g., cuts, outtakes, etc.); and (ii) any material to which LIVE has been granted free access and use pursuant to its license with the applicable rights holder.

         To the extent that the Supplemental Materials include materials and compilations of materials which were created exclusively by or for PIONEER and which are owned or controlled by PIONEER (collectively, the "PIONEER Supplemental Materials") and notwithstanding anything to the contrary contained in the Preexisting Special Edition Laser Videodiscs Agreements, PIONEER hereby licenses to LIVE the right to use, adapt and otherwise exploit and authorize others to use, adapt and otherwise exploit any or all of the PIONEER Supplemental Materials solely in connection with the manufacture, distribution, sale, advertising, marketing, publicity, promotion and other disposition of the Programs on any or all Reserved Disc Formats. PIONEER further confirms that it has no objection to LIVE's exploitation of the Supplemental Materials in any or all Reserved Disc Formats, subject to the following terms and conditions:

              (A)  This license is granted without any
representations or warranties of any kind, whether express or implied.

              (B) LIVE acknowledges that various third parties may also have certain rights in and to the Supplemental Materials. Promptly following the execution of this Agreement, PIONEER will furnish LIVE with copies of all applicable contracts between PIONEER and independent third parties concerning the Supplemental Materials to the extent any such contracts would directly affect the use or exploitation by LIVE of the Supplemental Materials in any of the Reserved Disc Formats, or the relevant excerpts therefrom which specify restrictions or limitations (including, but not limited to, third party rights of approval or consultation) on the use or exploitation of the Supplemental Materials, or any portion therefrom, in any of the Reserved Disc Formats. LIVE agrees to adhere to all such third party restrictions or limitations of which PIONEER informs LIVE.

              (C) Without limiting the generality of the foregoing, the parties further agree that LIVE shall be solely responsible for obtaining any and all further clearances, releases, consents and authorizations that are or may prove to be required from all persons or entities (other than PIONEER or its affiliates) in connection with the exploitation of the Supplemental Materials as set forth herein. LIVE shall also pay any fees and other payments required including, without limitation, any so-called union or guild re-use fees or music synchronization license fees in connection with the exploitation of the Supplemental
Materials.

              (D) The foregoing license for the PIONEER Supplemental Materials and waiver of objection shall continue for a term to be co-extensive and co-terminus with LIVE's exclusive distribution rights to the Programs which are the subject of the Preexisting Special Edition Laser Videodiscs pursuant to LIVE's license agreement with the appropriate rights holder (as the term of any such license may be from time to time renewed or extended);
provided LIVE agrees it will not, either directly or through third parties, publicly release any Supplemental Materials sooner than January 1, 1997. Any videodisc in any Reserved Disc Format which incorporates all or a portion of the Supplemental Materials shall hereafter be referred to as a "LIVE Special Edition Disc."

              (E) The foregoing license shall be deemed exclusive to LIVE for those territories and countries for which LIVE holds exclusive distribution rights as of the effective date of this Agreement.

              (F) With respect to all sales of LIVE Special Edition Discs by or under the authority of LIVE, LIVE shall pay to PIONEER a royalty equal to thirty cents (U.S. $0.30) per LIVE Special Edition Disc sold or otherwise distributed for sale by or under authority of LIVE. No royalty shall be due on any videodisc returned or shipped as replacements for lost or defective discs or distributed for promotional purposes. Any royalty payable to PIONEER hereunder will be in addition to any royalty or other remuneration which LIVE is obligated to pay to any third party in order to exploit the Supplemental Materials described herein. Commencing with the first full calendar quarter following the initial sale of any copies of the applicable LIVE Special Edition Disc, LIVE will send to PIONEER a statement of account setting forth (a) the number of LIVE Special Edition Discs manufactured by or under the authority of LIVE during such quarter-annual accounting period, (b) the number of LIVE Special Edition Discs sold or otherwise distributed for sale by or under the authority of LIVE, and (c) the royalties earned by PIONEER as of the close of such quarter-annual accounting period. Such statement of account shall be sent to PIONEER, together with payment of such royalties, within forty five (45) days following the end of such quarter-annual accounting period. During each accounting period and with respect to each LIVE
Special Edition Disc, LIVE may withhold a reasonable reserve against subsequent returns which LIVE shall establish in its sound business judgment based on its historical rate of returns but which in no event shall exceed twenty percent (20%) of the gross sales of such LIVE Special Edition Discs during the applicable accounting period. All such reserves shall be liquidated no later than with the rendition of the statement rendered one (1) year following the statement on which such reserve was first maintained.

              (G) Within two (2) years from the rendition of each accounting statement, PIONEER may examine and copy on its own or through its representatives LIVE's financial records regarding any or all of the LIVE Special Edition Discs on at least thirty
(30) days' advance written notice but no more frequently than once a year. The examination will be at PIONEER's expense unless an underpayment of more than ten percent (10%) is uncovered, in which case LIVE will pay the costs of examination on demand and receipt of documentation of costs.

              (H) In consideration of the payment of the aforesaid royalty, PIONEER agrees to give LIVE free and unrestricted access to all masters, advertising and promotional accessories, artwork and other materials created or used by PIONEER in connection with LIVE's production, manufacture, duplication, distribution or other exploitation of each of the LIVE Special Edition Discs; provided LIVE will pay all costs arising in any way by reason of the license granted hereunder including processing, laboratory, transfer and shipping charges and the costs involved in replacing any lost or damaged materials delivered to LIVE. No later than thirty (30) days following the initial release of the applicable LIVE Special Edition Disc for which any Supplemental Materials were requested by LIVE, LIVE shall, at LIVE's sole expense, return all such Supplemental Materials to such location as PIONEER may designate.

              (I) Following the expiration or termination, if ever, of LIVE's license to use PIONEER's Supplemental Materials relating to a particular Program as hereinabove provided, LIVE shall have no further right to use or exploit any part or parts of the PIONEER Supplemental Materials relating to such Program in any of the Reserved Disc Formats.

              (J) Except as authorized or permitted hereunder or under the Preexisting Special Edition Laser Videodiscs Agreements, (a) the Supplemental Materials will not be used by LIVE for any other purposes whatsoever, and (b) LIVE will not make any reproduction of or from the Supplemental Materials whatsoever, in whole or in part, except for use in and as part of the LIVE Special Edition Discs.

              (K) Except as otherwise provided herein, PIONEER reserves all of its rights in and to the PIONEER Supplemental Materials. As between PIONEER and LIVE, legal title to the PIONEER Supplemental Materials shall remain with PIONEER. LIVE represents and warrants that the incorporation of the PIONEER Supplemental Materials, in whole or in part, shall in no way affect PIONEER's continued, separate and (as between PIONEER and LIVE) exclusive copyright ownership in the PIONEER Supplemental Materials and that the copyright ownership of PIONEER will not merge with the applicable LIVE Special Edition Disc nor deprive PIONEER or any part of its copyright ownership.


         (7) Copyright Notices. PIONEER shall not delete or alter, and PIONEER shall not authorize the deletion or alteration of, any copyright and/or trademark notice which is affixed on or in any Programs or on the packaging or labels for any Laser
Videodiscs furnished by LIVE to PIONEER pursuant to Paragraph O. PIONEER shall not release any Laser Videodiscs and PIONEER shall not exploit any Programs, unless such Laser Videodiscs and Programs contain each and all of the copyright notices, trademark notices, and other notices which are or may be required by LIVE.

         (8) Credits. PIONEER shall embody and shall incorporate, in such manner as shall be determined by LIVE, any and all credits and credit lists as may be designated by LIVE, on to each and all of the Laser Videodiscs and any and all publicity, advertising, promotional, packaging and labeling materials therefor.

         (9) Quality of Laser Videodiscs. The Laser Videodiscs manufactured and distributed by PIONEER shall be of first-class quality, and shall conform to the visual and audio quality of the master or submaster and other audio/video materials supplied by LIVE. PIONEER shall establish and maintain quality control procedures and inspection procedures to ensure that defective or substandard Laser Videodiscs are not distributed or otherwise used or exploited by PIONEER, and shall consult on an ongoing, meaningful basis with LIVE with respect thereto. In the event PIONEER is advised or otherwise becomes aware that such defective or substandard Laser Videodiscs are being distributed, then, at the sole expense of PIONEER on a non-recoupable basis, PIONEER shall cause all such Laser Videodiscs to be returned and replaced in a timely fashion. PIONEER shall erase or destroy all such defective or substandard Laser Videodiscs, and PIONEER shall furnish to LIVE an affidavit from an officer of PIONEER confirming such return and replacement and erasure or destruction.

         (10) Wide Screen Versions. If LIVE delivers a "pan and scan" version for each New Release Program, then subject to any contractual limitations or requirements imposed on LIVE, LIVE will also deliver to PIONEER in the manner hereinabove provided a master or submaster of the best quality readily available of the "wide screen" version for each New Release Program provided a master or submaster embodying such "wide screen" version is readily available. If LIVE has to create a videotape master or submaster of a "wide screen" version of a New Release Program to enable its delivery to PIONEER in the manner hereinabove provided, then, at LIVE's request, PIONEER will reimburse LIVE for its actual cost of such master or submaster (plus five percent) on a non-recoupable basis. If PIONEER does not reimburse LIVE for such costs pursuant to the immediately preceding sentence, the cumulative units sold and not returned of the "pan and scan" and "wide screen" versions of the same Program shall be added and counted together for purposes of determining the number of cumulative units sold and not returned of such Program. If PIONEER does reimburse LIVE for such costs at LIVE's request, then the units sold and not returned of the "pan and scan" version shall be counted separately and apart from the units sold and not returned of the "wide screen" version of the same Program.

         (11) Ownership of Materials. As between LIVE and PIONEER, legal title to all masters, submasters and other materials furnished by LIVE to PIONEER hereunder shall at all times remain in LIVE and legal title in and to any materials, including masters, submasters, film, sound, audio and video elements and other materials created or used by or under the authority of PIONEER pursuant to this Agreement and all rights (including copyrights) therein and thereto shall vest in LIVE upon the creation thereof, subject only to possession and control thereof by PIONEER during the Term solely for the purpose of PIONEER's exercise of the rights licensed to PIONEER herein. PIONEER shall execute, acknowledge and deliver to LIVE any instruments of transfer, conveyance or assignment to any such materials deemed by LIVE necessary or desirable to evidence or effectuate LIVE's or its designee's ownership thereof and in the event that PIONEER fails or refuses to execute, acknowledge or deliver any such instruments or documents within ten (10) days following LIVE's written request therefor, then LIVE shall be and PIONEER hereby irrevocably nominates, constitutes and appoints LIVE as its true and lawful attorney-in-fact, to execute and deliver all such instruments and documents in LIVE's name or otherwise; it being acknowledged that such power is a power coupled with an interest. At LIVE's request, but not more frequently than once per calendar quarter, PIONEER will promptly notify LIVE in writing of the location of all such masters, submasters and other materials created or used by or under the authority of PIONEER pursuant to this Agreement. LIVE will at all times have unrestricted free access to any and all materials, including masters, submasters, film, sound, audio and video elements and other materials created or used by or under the authority of PIONEER pursuant to this Agreement and LIVE shall have the right to use any or all such materials in connection with its exercise of any rights reserved to LIVE hereunder, including, but without limitation, the Reserved Disc Formats.

         (12) Final Disposition of Materials. Upon the expiration or sooner termination of the Term of this Agreement, and at the election of LIVE, PIONEER shall either (a) ship to LIVE all videotape masters, submasters, film, sound, audio and video elements and other materials and other materials which were either furnished to PIONEER by LIVE pursuant to this Agreement or created or used by or under the authority of PIONEER pursuant to this Agreement and the costs of such shipment shall be borne by LIVE, or (b) immediately erase or destroy all such videotape masters, submasters and all such other materials (the costs of which shall be borne by PIONEER) and furnish to LIVE an affidavit from an officer of PIONEER confirming that all such materials have been erased or destroyed.

Q.       PACKAGING, ADVERTISING, MARKETING:

         (1) Packaging and Labeling Materials. All Laser Videodiscs distributed by PIONEER pursuant to the Agreement shall be packaged and labeled by PIONEER at the sole cost and expense of PIONEER on a non-recoupable basis, using packaging and labeling materials in such form as shall be approved in writing by LIVE in each and every instance. Upon request by PIONEER, LIVE shall furnish PIONEER with any readily available color transparencies of artwork which transparencies may be adapted by PIONEER (at PIONEER's cost on a non-recoupable basis) for packaging, provided, however, that any and all out-of-pocket costs incurred by LIVE (plus five percent) with respect to such transparencies shall be reimbursed by PIONEER to LIVE. Any packaging materials furnished by LIVE to PIONEER will be deemed pre-approved provided PIONEER uses much materials only for the packaging or purposes that LIVE intended. No change or deletion or addition, of any kind whatsoever, shall be made by PIONEER with respect to such materials. Without limiting the generality of the foregoing, there shall be no such change or deletion or addition in connection with any copyright notice, trademark notice, or similar notices, and/or in connection with any credits or billings, including, but not limited to, the size or prominence or position or color of any such credits or billings. PIONEER shall submit to LIVE, for the approval of LIVE, samples of all packaging and labeling materials created by or under the authority of PIONEER pursuant to this Agreement. LIVE's approval of any such materials will be considered given if within five (5) business days of LIVE's receipt of such sample, LIVE neither (a) notifies PIONEER in writing of its disapproval or (b) notifies PIONEER in writing that LIVE need to obtain the approval of one or more third parties, in which event, LIVE will use its reasonable efforts to obtain such third party approvals as soon as is practicable.

         (2) Packaging and Labeling Design Services. Subject to separate agreement between the parties, in lieu of furnishing certain pre-approved materials to PIONEER in order for PIONEER to design artwork and create jacket film from which the Laser
Videodisc jacket and label can be manufactured pursuant to (1) above, LIVE may, but only at PIONEER's request, design the artwork for the jacket and label for each Laser Videodisc for each Program designated by PIONEER and to create color transparencies for such artwork (collectively, "Design
Services"). LIVE will receive compensation for providing any Design Services for any Program in an amount to be mutually agreed upon by the parties, which compensation shall be non-recoupable and in addition to any other advances or royalties due LIVE hereunder.

         (3) Advertising and Promotional Materials. At LIVE's request, PIONEER shall furnish to LIVE copies of any and all advertising and promotional materials which have been or are intended to be published or distributed or otherwise used by PIONEER, including, but not limited to, any and all catalogs, guides, brochures, circulars, and any and all other items, of any kind or character whatsoever, relating or referring to any or all of the Programs. In the event that any advertising or promotional materials for any or all Programs also refer or relate to any other motion pictures or programs, then, all Programs shall be specifically referenced and identified on all such advertising and promotional materials as a product owned and controlled by and licensed with the permission of LIVE, in such form as shall be determined by LIVE. Upon request by PIONEER, LIVE shall furnish PIONEER with reasonable quantities of readily available point-of-purchase promotional materials and other advertising and promotional materials relating to the Programs, provided, however, that any and all out-of-pocket costs incurred by LIVE (plus five percent) with respect to such promotional materials shall be reimbursed by PIONEER to LIVE.

         (3) Marketing and Promotion Plans. PIONEER shall consult with LIVE on a regular and frequent, meaningful basis, during the Term of this Agreement, and if applicable during the Sell-Off Period, regarding PIONEER's proposed marketing and promotional and exploitation strategy for any and all Programs and for the exercise of PIONEER's rights pursuant to this Agreement. PIONEER shall give due consideration to selling to third party distributors where such distributors provide sales coverage and other marketing opportunities supplementary to those of PIONEER. Notwithstanding anything herein to the contrary, PIONEER shall not (a) advertise or promote any Laser Videodiscs embodying any particular Program, prior to the commencement by LIVE of advertising or promotion with respect to the English language
1/2" NTSC videocassettes of such Program in the Territory, (b) engage in any sales solicitations of Laser Videodiscs embodying any particular Program, prior to the date such solicitations are commenced by LIVE with respect to the English language 1/2" NTSC videocassettes embodying such Program in the Territory, or (c) release Laser Videodiscs embodying any particular Program, prior to the date of release of the English language 1/2" NTSC videocassettes by LIVE of such title in the Territory. LIVE will inform PIONEER on a regular basis of its 1/2" NTSC videocassette release schedule for the Programs in the Territory.

R. FREE COPIES: PIONEER will provide LIVE with ten (10) Laser Videodiscs of each Program free of charge and, at LIVE's request, as many as an additional two hundred fifty (250) Laser Videodiscs of each Program at PIONEER's cost of manufacturing (i.e., pressing and duplication) plus the cost of shipping and handling. The Laser Videodiscs of each Program which PIONEER furnishes to LIVE free of charge will be free of royalties and will not be counted in the limitation of promotional free goods as provided in Paragraph L(3). Additionally, PIONEER will provide LIVE for its lending library to its employees, with one (1) copy of each Laser Videodisc of each motion picture or program (other than the Programs) which PIONEER shall initially release during the Term.

S. FORCE MAJEURE: PIONEER shall have the right, at its election, to suspend the Term of this Agreement if due to any labor controversy or adjustment thereof affecting the Laser Videodisc industry as a whole (and not merely PIONEER) or to any other cause not within PIONEER's control or which PIONEER cannot by reasonable diligence have avoided, PIONEER is materially and adversely hampered in the manufacture, distribution or sale of Laser Videodiscs in the Territory (an "Event of Force Majeure"). In no event shall inclement weather ever be considered in an Event of Force Majeure. Such suspension shall commence upon written notice to LIVE of, and last for the duration of, any such Event of Force Majeure. Throughout the duration of any such suspension, PIONEER will continue to perform its obligations hereunder, including its accounting and payment obligations hereunder, except if and to the extent PIONEER is unable to do so as a direct result of the Event of Force Majeure. At PIONEER's election, a period of time equal to the duration of such suspension(s) shall be added at the end of the then current Term, and such Term shall be accordingly extended, but in no event shall the Term hereof be extended for a period greater than six
(6) months in the aggregate.

T.       DEFAULT AND TERMINATION:

         (1) PIONEER's Default. PIONEER will default if (a) PIONEER becomes insolvent or fails to pay its debts when due; (b) PIONEER makes any assignment for the benefit of creditors, or seeks relief under any bankruptcy law or similar law for the protection of debtors, or suffers a petition of bankruptcy to be filed against it or a receiver or trustee appointed for substantially all of its assets; (c) PIONEER breaches any material term, covenant, or condition under this Agreement; (d) PIONEER makes or attempts to make any assignment or transfer of this Agreement or engages or attempts to engage any sublicensee to exploit any of the rights granted to PIONEER without first obtaining LIVE's prior consent in writing; (e) PIONEER suspends or discontinues its sales, marketing or other operations as a wholesale distributor of Laser Videodiscs in the Territory in any material way. LIVE will give PIONEER written notice of any claimed default. If the default is incapable of cure, then PIONEER will be in default immediately upon receipt of LIVE's notice. If the default is capable of cure, then PIONEER will have ten (10) days after its receipt to cure any monetary default and thirty (30) days after its receipt to cure any non-monetary default. If the default is incapable of cure, or if PIONEER fails to cure within the times provided, if any, then LIVE in addition to any other rights or remedies may terminate or rescind this Agreement as to any or all Programs. LIVE may then proceed against PIONEER for legal and equitable relief, including suspending delivery of any or all Programs, enjoining any further exercise by PIONEER of the rights granted herein, and declaring all unpaid amounts owing to LIVE immediately due and payable.

         (2) LIVE's Default. LIVE will default if it fails to abide by any material requirement of this Agreement imposed on LIVE or breaches any covenant, condition, representation or warranty made by LIVE under this Agreement. PIONEER will promptly give LIVE written notice of any claimed default. If the default is incapable of cure, then LIVE will be in default immediately upon receipt of PIONEER's notice. If the default is capable of cure, then LIVE will have thirty (30) days after its receipt to cure such default. If the default is incapable of cure or if LIVE fails to cure any default capable of cure within said thirty (30) day period, then PIONEER may proceed against LIVE for available relief, including PIONEER's right to suspend the Term hereof pursuant to Paragraph S hereof.

U.       REPRESENTATIONS AND WARRANTIES:

         (1) PIONEER's Warranties. PIONEER hereby represents, warrants and agrees, as follows:

              (a) PIONEER has the full right, power, capacity and authority to enter into this Agreement and to satisfy and perform each and all of the terms and conditions hereof. The consent of no other person and/or entity is necessary for PIONEER to enter into this Agreement. PIONEER has undertaken and performed any and all corporate actions and other actions necessary and appropriate to authorize the execution of this Agreement and the performance of each and all of the provisions hereof.

              (b) PIONEER shall distribute and exploit Laser Videodiscs embodying the Programs strictly in accordance with the terms of this Agreement, and PIONEER shall not master, duplicate, manufacture, sell, advertise, market, promote, publicize, copy, use, distribute or otherwise exploit or dispose of the Programs or any Laser Videodiscs embodying the Programs or any videotape masters, submasters, film, sound, audio, video, advertising or packaging elements or materials relating to the Programs except as specifically provided pursuant to this Agreement.

              (c) PIONEER is not, and PIONEER shall not be, subject to any contracts, agreements, obligations, or disability, of any kind or character whatsoever, which will prevent or interfere with PIONEER fully keeping and performing any and all the representations, warranties, agreements, covenants and conditions to be kept or performed by PIONEER pursuant to this Agreement.

              (d) PIONEER shall undertake and perform any and all actions (short of commencing litigation) which are or may be reasonably necessary or appropriate for the protection of any and all of LIVE's interest in and to each and every of the Programs and any and all materials provided by LIVE to PIONEER or created by, or under the authority granted to, PIONEER pursuant to this Agreement in connection with the Programs including, but not limited to, each and all of LIVE's rights and interest in and to any and all trademarks and copyrights in respect of each and all of the Programs. Without limiting the generality of the preceding sentence, PIONEER has not permitted and shall not permit any lien, charge, pledge, mortgage or other encumbrance to attach to any or all of the Programs or said elements or materials, and PIONEER has not granted and shall not grant any such lien, charge, pledge, mortgage or other encumbrance to any person or entity.

              (e) Without limiting the generality of the preceding provisions of this paragraph, there are and shall be no liens, claims, encumbrances, legal proceedings, restrictions or agreements of any kind whatsoever, which will conflict or interfere with, limit, derogate from, be inconsistent with, or otherwise affect any of the provisions of this Agreement or the enjoyment by LIVE of any of the rights or benefits granted to LIVE pursuant to this Agreement.

              (f) PIONEER shall undertake and perform any and all actions (short of commencing litigation) which are or may be reasonably necessary or appropriate to prevent the unauthorized use, duplication and/or exhibition of Laser Videodiscs embodying the Programs, and PIONEER shall cooperate with LIVE, and LIVE shall cooperate with PIONEER in any and all actions or proceedings with LIVE deems necessary or appropriate to protect against such unauthorized use or duplication or exhibition and/or to protect the copyright or interest in the Programs.

              (g) PIONEER's warranties, representations and agreements shall survive the expiration of the Term of this Agreement. None of PIONEER's warranties, representations and agreements shall in any way be limited by reason of any investigation made by LIVE or by reason of any documents or agreements or instruments or information heretofore or hereafter submitted by PIONEER to LIVE.

         (2) LIVE's Warranties. LIVE hereby represents, warrants and agrees, as follows:
              (a) LIVE has the full right, power, capacity and authority to enter into this Agreement and to satisfy and perform each and all of the terms and conditions hereof. The consent of no other person and/or entity is necessary for LIVE to enter into this Agreement. LIVE has undertaken and performed any and all corporate actions and other actions necessary and appropriate to authorize the execution of this Agreement and the performance of each and all of the provisions hereof.

              (b) LIVE is not, and LIVE shall not be, subject to any contracts, agreements, obligations, or disability, of any kind or character whatsoever, which will prevent or interfere with LIVE fully keeping and performing any and all the representations, warranties, agreements, covenants and conditions to be kept or performed by LIVE pursuant to this Agreement.

              (c) Without limiting the generality of the preceding provisions of this paragraph, there are and shall be no liens, claims, encumbrances, legal proceedings, restrictions or agreements of any kind whatsoever, which will conflict or interfere with, limit, derogate from, be inconsistent with, or otherwise affect any of the provisions of this Agreement or the enjoyment by PIONEER of any of the rights or benefits granted to PIONEER pursuant to this Agreement.

              (d) LIVE owns or controls without any limitations, restrictions or encumbrances whatsoever, all other rights granted to PIONEER hereunder and LIVE has obtained all necessary licenses and permissions required for the manufacture, sale, distribution, advertising and exploitation of Laser Videodiscs embodying the Programs throughout the Territory pursuant to and consistent with the terms and conditions of this Agreement, as may be required for the full and unlimited exercise and enjoyment by PIONEER of all the rights herein granted to it.

              (e) LIVE has made all the necessary or required approvals in connection with the artwork provided by LIVE to PIONEER hereunder.

              (f) All obligations with respect to each and all of the Programs, and the distribution and exploitation thereof, including, but limited to, all salaries, royalties, license fees, service charges, laboratory charges, fees for artwork and the like, have heretofore been or will be fully paid and PIONEER shall have no obligations for such future salaries, royalties, residuals, deferments, license fees, service charges, fees for artwork or similar payments except as provided in this Agreement. All synchronization and mechanical fees and costs associated with the use of the music and all fees and charges incurred or committed to by LIVE, including, but not limited to, payments by reason of the manufacture, sale, rental or exploitation of Laser Videodiscs embodying the Programs, have been paid or will be paid by LIVE except as provided in this Agreement.

              (g) Each Program is not and will not be in the public domain and will be validly copyrighted within the Territory. No Program will be allowed to fall into the public domain anywhere in the Territory during the Term. Each Program as delivered to PIONEER will contain all proper copyright and, if applicable, trademark notices.

              (h) Neither any Programs nor anything contained therein (including, but limited to, any music and sound synchronized therewith and the titles thereof) or the manufacture, distribution and exploitation of Laser Videodiscs or the exercise by PIONEER of any of the rights granted it hereunder, does or will violate or infringe upon any rights of any kind or nature whatsoever, of any person or entity or constitute a libel or slander.

              (i) The credit lists and other materials delivered by LIVE to PIONEER will be complete and accurate and PIONEER will incur no liabilities to any third parties arising out of its compliance with such lists and use of such materials for their intended purpose.

              (j) LIVE's warranties, representations and agreements shall survive the expiration of the Term of this Agreement. None of LIVE's warranties, representations and agreements shall in any way be limited by reason of any investigation made by PIONEER or by reason of any documents or agreements or instruments or information heretofore or hereafter submitted by LIVE to PIONEER.

V. INDEMNITY: Each party hereby undertakes and agrees to indemnify, save and hold the other party free and harmless from and against any and all liability, loss, damage, cost or expense (including reasonable attorneys' fees and costs), in connection with any claims and demands made or actions, suits or proceedings brought by third parties arising out of, in connection with or related to any failure by the indemnifying party to fulfill its obligations under this Agreement, or any claim by any person or entity which is inconsistent with any of the covenants, warranties or representations made by the indemnifying party in this Agreement. The indemnifying party will reimburse the other party promptly upon written demand at any time after the date hereof in respect of any liability, loss, damage, cost or expense (including reasonable attorneys' fees) which such party has paid, incurred or suffered to which the foregoing indemnity relates. The indemnifying party shall be duly notified of any claim or demand hereunder and shall have the option to participate and/or defend, at its own expense, in connection with the settlement or litigation thereof. No settlement shall be made by either party hereunder without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld.

W. GOVERNING LAW. This Agreement shall be governed and constructed in accordance with the laws of the State of California applicable to agreements entered into and fully performed therein. Any controversy or claim arising out of or relating to this Agreement and/or any alleged breach thereof shall be brought and shall be resolved exclusively in the appropriate state or federal court located in the County of Los Angeles, State of California, and LIVE and PIONEER each hereby consent and submit to the exclusive jurisdiction and venue of said court located in the County of Los Angeles, State of California.

X. ASSIGNMENT AND SUBLICENSING: LIVE may freely assign, transfer or sublicense any of its rights under this Agreement, but no such assignment, transfer or sublicense shall relieve LIVE of its obligations, representations, warranties and indemnities under this Agreement. This Agreement is personal to PIONEER. PIONEER may not assign or transfer this Agreement, or engage any subdistributor, sublicensee or agent to exploit any of the rights granted to PIONEER, whether voluntarily or involuntarily, without the prior written consent of LIVE which consent LIVE may withhold in LIVE's sole discretion, other than to its parent, any affiliated company or any entity into or with which it may merge or be consolidated or any company which acquires all or substantially all of PIONEER's stock or assets.

         (1) Restrictions and Sublicensing. If PIONEER proposes to assign or transfer this Agreement or to engage any sublicensee to exploit any of the rights granted to PIONEER hereunder, then, in each such instance, PIONEER shall notify LIVE in writing of all material terms and conditions thereof, including the identity of the intended assignee, transferee or sublicensee, the Programs intended to be covered thereby and the part or parts in the Territory to be included therein. PIONEER shall have neither the right nor power to make such assignment or transfer or to engage any such sublicensee until PIONEER has received the prior written consent of LIVE which LIVE may withhold in its sole discretion unless such assignment is to its parent, any affiliated company or any entity into or with which it shall have merged or been consolidated or any company which acquires all or substantially all of PIONEER's stock or assets, in which event, LIVE's written consent shall not be required. Until LIVE shall notify PIONEER to the contrary in writing, LIVE approves the engagement or appointment of Columbia House as a sublicensee of PIONEER to distribute Laser Videodiscs of the Programs through Mail Clubs in the Territory during the Term on a non-exclusive basis; provided, the terms of any agreement affecting the Programs which PIONEER shall desire to enter into with Columbia House during the Term (including any modifications, amendments, renewals or extensions of the currently-existing agreement between them) shall be subject to the prior written consent of LIVE.

         (3) No Release. If LIVE does consent to any assignment or transfer of this Agreement or the engagement of any sublicensee, then this Agreement will be binding on such authorized assignee, transferee or sublicensee but will not relieve PIONEER of any of PIONEER's obligations under this Agreement.

Y. INITIAL PRESS RELEASE: LIVE shall, in consultation with PIONEER, prepare the first press announcement or other publicity publicizing the nature of this Agreement, the contents of which shall be subject to PIONEER's prior approval, which PIONEER shall not unreasonably withhold. LIVE and PIONEER shall have the right to jointly and/or concurrently release such mutually-approved initial press announcement to the trade and/or public on a date or on date(s) designated by LIVE. If PIONEER shall thereafter decide to release a press announcement or other publicity relative to the nature of this Agreement it shall have the right to do so, subject to LIVE's prior approval of the contents thereof, which LIVE shall not unreasonably withhold.

Z. CONFIDENTIALITY: The parties hereto shall receive all information relating to their respective operations as confidential information and shall use its reasonable efforts to keep and maintain such information confidential by not readily disclosing, revealing, publishing, reporting or transferring such confidential information to others, except as reasonably necessary in the conduct of each party's business, Without limiting the generality of the foregoing, each party may disclose such confidential information to the following persons which are set forth herein solely for purposes of example and not by way of limitation: (a) to such employees of each party, in the performance of their capacity as such, such information as may be required for the performance of their responsibilities hereunder,
(b) to the extent necessary to comply with the law, including federal and/or state securities laws, or the valid order of a court of competent jurisdiction, in which event the party making such disclosure shall so notify the other and shall seek confidential treatment of such information, (c) as part of each party's normal reporting or review procedure to its parent company auditors, attorneys and principle banks, if such parties agree to be bound by the provisions of this Paragraph Z, (d) as part of any audit of any parties books and records and (e) in order to enforce the rights of each party pursuant to this Agreement.

AA.      MISCELLANEOUS PROVISIONS:

         (1) Separability. In the case of any conflicts between any term of this Agreement and any material law, ordinance, rule or regulation, the latter will prevail.

         (2) Relationship. Nothing herein contained shall be construed to create a partnership, joint venture, agency, fiduciary or employment relationship between the parties.

         (3) No Waiver. No waiver of any breach will be a waiver of any other breach of the same or any other provision. No waiver is effective unless in writing. The exercise of any right will not be deemed a waiver of any other right or of any default of the other party.

         (4) Remedies Cumulative. All remedies are cumulative, and resort to one will not preclude resort to any other at any time.

         (5) Notices. Except as otherwise provided herein, all notices and payments will be sent to the parties at the addresses specified on page 1 hereof, either by telex, telegram, telefax, courier or first class mail, postage pre-paid. Either party may change its place for notice by like notice. All payments and statements which PIONEER is required or desires to send to LIVE will be sent to the attention of LIVE's Vice President Royalties. All legal notices which PIONEER is required or desires to send to LIVE will be sent to the attention of LIVE's Executive Vice President of Legal and Business Affairs. A courtesy copy of all legal notices which LIVE is required or desires to send to PIONEER will be sent to Pioneer North America, Legal Dept., at PIONEER's address specified on page 1 hereof.

         (6) Modification. No modification or amendment of this Agreement, including this paragraph, shall be effective unless in writing, signed by both parties.

         (7) Captions. Captions and paragraph headings are for convenience only.

         (8) Entire Agreement. This Deal Memorandum contains the principal terms and conditions of the agreement and understanding by and between the parties regarding its subject matter, and supersedes all previous written or oral understandings and representations between the parties regarding its subject matter, if any. Each party expressly waives in favor of the other any right to rely on such prior written or oral understandings or representations, if any there may be.

         (9) Full Execution Required. This Agreement shall not become effective until signed by a duly authorized officer of PIONEER and counter signed by a duly authorized officer of LIVE.

         IN WITNESS WHEREOF, the parties hereto have executed this Deal Memorandum to be effective as of October 1, 1995.

PIONEER ENTERTAINMENT (USA) L.P.  LIVE FILM AND MEDIAWORKS INC.

By:                                  By:

                                               Steven E. Mangel

Its:                                 Its:      Executive Vice President




                                EXHIBIT "A"



TITLE               EDPNO   DLR.   SIDES    LIVE EXP.     TERRITORY
                             PR.

Basic Instinct pse  33014   48.99    4     April 12, 2005      A

Crying Game  ws     33349   24.49    2     June 30, 2008       C

Madonna: Truth
or Dare             25820   24.49    2     January 11, 2006    B

Paul McCartney:
Get Back            33262   24.49    2     December 18, 2006   A

The Piano ws        33725   27.99    3     May 25, 2009        C

Platoon             34384   34.99    3     January 15, 1998    A

Reservoir Dogs ws   33269   24.49    2     Perpetuity          A

Stargate            34400   31.49    3     February 22, 2020   A

Terminator 2 -
Judgment Day sp     33433   34.99    3     June 11, 2006       A

Total Recall        34019   27.99    2     October 30, 2005    A



Territory:

A= United States, English-speaking Canada and French-speaking Canada

B= United States and English-speaking Canada

C= United States


                                EXHIBIT "B"



TITLE               EDPNO   DLR.   SIDES    LIVE EXP.     TERRITORY
                             PR.

Basic Instinct      26905   27.99     3    April 12, 2005      A

Basic Instinct ws   26906   27.99     3    April 12, 2005      A

Stargate ws         34399   31.49     3    February 22, 2020   A

Terminator 2 -
Judgment Day sp ws  33434   34.99     3    June 11, 2006       A

Terminator 2 -
Judgment Day sp
collectors edition  33435   83.99     6    June 11, 2006       A

Universal Soldier   33068   24.49     2    April 12, 2005      A



Territory:

A= United States, English-speaking Canada and French-speaking Canada

B= United States and English-speaking Canada

C= United States